EXHIBIT 10.2

EOS INC. AND SUBSIDIARY

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated balance sheet at December 31, 2016 of EOS Inc. (“EOS”) gives effect to the acquisition of Emperor Star International Trade Co., Ltd. (“Emperor Star”) completed on May 3, 2017 as if it had occurred on December 31, 2016. The following unaudited pro forma consolidated statement of operations for the year ended December 31, 2016 was prepared assuming that the transaction described above was consummated as of the beginning of the periods presented.

Such unaudited pro forma financial information is based on the historical consolidated financial statements of EOS and Emperor Star and certain adjustments which EOS believes to be reasonable, to give effect of the acquisition, which are described in the notes to the statements below.

The unaudited pro forma financial information:

•

does not purport to represent what the consolidated results of operations actually would have been if the acquisition of Emperor Star had occurred on the beginning of the periods presented or what those results will be for any future periods or what the consolidated balance sheet would have been if the acquisition of the Emperor Star had occurred on December 31, 2016.

•

has not been adjusted to reflect any matters not directly attributable to implementing the acquisition of Emperor Star. No adjustment, therefore, has been made for actions which may be taken once the acquisition was completed, such as any of our integration plans related to Emperor Star. As a result, the actual amounts recorded in the consolidated financial statements of EOS will differ from the amounts reflected in the unaudited pro forma financial statements, and the differences may be material.

EOS INC. AND SUBSIDIARY
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2016

	Historical	Historical	Pro Forma	Note	Combined
	EOS Inc.	Emperor Star	Adjustment		Pro Forma
Assets
Current Assets
Cash and cash equivalents	$35,696	$6,390	$(30,562)	(a)	$11,524
Inventory	-	1,919	-		1,919
Prepaid and other current assets	82	6,229	-		6,311
Total Current Assets	35,778	14,538	(30,562)		19,754

Fixed assets, net	-	3,180	-		3,180
Deposits	-	2,544	-		2,544
Total Assets	$35,778	$20,262	$(30,562)		$25,478

Liabilities and Stockholders' Equity

Current Liabilities
Accounts payable	$-	$2,778	$-		$2,778
Accrued expenses	13,517	10,572	-		24,089
Due to shareholders	175,912	57,405	-		233,317
Unearned revenues		34,797	-		34,797
Total Current Liabilities	189,429	105,552	-		294,981

Stockholders' Equity
Common stock	64,123	30,562	(30,562)	(a)	64,123
Additional paid-in capital	90,000	-	-		90,000
Other comprehensive income	(120)	660	-		540
Accumulated deficit	(307,654)	(116,512)	-		(424,166)
Total Stockholders' Equity	(153,651)	(85,290)	(30,562)		(269,503)

Total Liabilities and Stockholders' Equity	$35,778	$20,262	$(30,562)		$25,478

EOS INC. AND SUBSIDIARY
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIOINS
FOR THE YEAR ENDED DECEMBER 31, 2016

	Historical	Historical	Pro Forma	Note	Combined
	EOS Inc.	Emperor Star	Adjustment		Pro Forma

Net revenue	$-	$281,111	$-		$281,111
Cost of goods sold	-	131,232	-		131,232
Gross Profit	-	149,879			149,879

Selling, general and administrative expenses	157,718	243,555	-		401,273
Operating loss	(157,718)	(93,676)	-		(251,394)
Total other income (expense)	55	(6,144)	-		(6,089)
Loss before income tax	(157,663)	(99,820)	-		(257,483)
Income taxes	-	-	-		-
Net loss	$(157,663)	$(99,820)	$-		(257,483)

Loss per share - basic and diluted	$(0.00)				$(0.00)

Weighted average number of common shares outstanding - basic and diluted	62,670,942				62,670,942

Note 1: Basis of Presentation

The unaudited pro forma financial information has been compiled from underlying financial statements prepared in accordance with U.S. GAAP. The unaudited pro forma financial information has been compiled from the following sources with the following unaudited adjustments:

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Historical financial information for EOS Inc. (“EOS”) has been extracted without adjustment from EOS’ audited consolidated financial statements for the year ended December 31, 2016 contained in EOS’ Annual Report on Form 10-K filed with the SEC on April 14, 2017.

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Historical financial information for the Emperor Star International Trade Co., Ltd. (“Emperor Star”) has been extracted without material adjustment from Emperor Star’s audited financial statements for the year ended December 31, 2016 as contained in this Form 8-K.

The following pro forma financial statements should be read in conjunction with:

•	the accompanying notes to the Unaudited Pro Forma Financial Information;

•	the consolidated financial statements of EOS for the year ended December 31, 2016 and the notes relating thereto; and

•	the financial statements of Emperor Star for the year ended December 31, 2016 and the notes relating thereto, included in this Form 8-K.

This unaudited pro forma financial information is not intended to reflect the financial position and results which would have actually resulted had the acquisition of Emperor Star been effected on the dates indicated. Further, the pro forma results of operations are not necessarily indicative of the results of operations that may be obtained in the future.

Note 2: Description of Transactions

On May 3, 2017, EOS Inc. (“EOS”) entered into and closed a share exchange agreement (the “Exchange Agreement”) with Emperor Star International Trade Co., Ltd. (“Emperor Star”). Pursuant to the Exchange Agreement, EOS completed the acquisition through the cash payment of $30,562 to the shareholder of Emperor Star in exchange for all the issued and outstanding capital stock of Emperor Star (“Emperor Star Acquisition”).

Since EOS and Emperor Star were entities under Mr. Yu Cheng Yang’s common control prior to the Emperor Star Acquisition, the transaction is accounted for as a restructuring transaction. EOS Media has recast prior period financial statements to reflect the conveyance of Emperor Star’s common shares as if the restructuring transaction had occurred as of the earliest date of the financial statements.

Note 3: Unaudited Pro Forma Adjustments to Consolidated Financial Statements

Pro forma adjustments on the attached financial statements include the following:

(a) This adjustment reflects the cash payment of $30,562 for the Emperor Star Acquisition of all issued and outstanding shares of common stock of Emperor Star to arrive at common stock $64,123 (64,122,997 shares with $0.001 per value) as a result of the transaction.